Park City Group, Inc. Receives Letter from NYSE MKT Pursuant to Sections 301 and 711 of the Exchange’s Company Guide

SALT LAKE CITY, Utah. – Oct. 25, 2013 – Park City Group, Inc. (NYSE MKT: PCYG), a Software-as-a-Service provider of unique supply chain solutions for retailers and their suppliers, today announced that it recently received a letter from the NYSE MKT regarding noncompliance with the Exchange’s Company Guide requiring shareholder approval of two 2011 equity compensation plans approved by the Company’s board of directors, and the failure by the Company to file an application for, and obtain Exchange approval for the listing of, securities issued pursuant to such equity compensation plans.  The Company’s shareholders approved amended and restated equity compensation plans at its 2013 annual meeting of shareholders, and the Exchange’s letter relates to shares issued under the plans between 2011 and the date shareholders approved the amended and restated equity compensation plans at the 2013 annual meeting.  The NYSE MKT advised the Company that it is required to disclose receipt of the letter in a press release.  This action will not adversely affect the Company’s listing status with the NYSE MKT.

In response to the letter, the Company will request that shareholders ratify the issuances under the equity compensation plans referenced in the letter in connection with its upcoming annual meeting of shareholders.

As previously announced, the Company plans to begin trading on the NASDAQ Capital Market on October 28, 2013.

About Park City Group

Park City Group (NYSE MKT: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company’s service increases customers’ sales and profitability while enabling lower inventory levels and ensuring regulatory compliance for both retailers and their suppliers. Through a process known as Consumer Driven Sales Optimization™, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion.  And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

Investor Relations Contact:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

Jeff Elliott

Three Part Advisors, LLC

972-423-7070

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